Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No., 333-168029, 333-154402 and No. 333-154403) on Form S-8 of ChromaDex Corporation of our report dated March 27, 2014, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of ChromaDex Corporation and Subsidiaries for the year ended December 28, 2013.

/s/ Marcum LLP

New York, New York
March 27, 2014